Bay Banks of Virginia, Inc. Reports Sale of Troubled Asset

KILMARNOCK, Va., March 25, 2014 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company for Bank of Lancaster and Bay Trust Company, sold $1.2 million face value of South Carolina Student Loan Corporation auction rate security at 76% or $912,000 earlier this month. The Company had recognized an impairment loss related to this security of $120,000 in the second quarter of 2013. As a result of the sale, the Company recognized an additional impairment loss, net of tax, of $110,880 in its 2013 financial results.

Randal R. Greene, President and Chief Executive Officer, stated, "We are pleased to report that this troubled asset is now gone. This reduces classified assets by $912,000. All other investment securities are rated 'A' or better."

The Company is reporting that it adjusted its previously reported 2013 net income from $1.3 million or $0.27 per diluted share to $1.2 million or $0.25 per diluted share as a result of the sale of this security. Earnings for the fourth quarter of 2013 are adjusted to $229,700 compared to $340,580 as reported on January 31, 2014.

About Bay Banks of Virginia, Inc.

Bay Banks of Virginia, Inc.is the bank holding company for Bank of Lancaster and Bay Trust Company. Bank of Lancaster is a state-chartered community bank headquartered in Kilmarnock, Virginia. With eight bank offices located throughout the Northern Neck region, a residential mortgage loan production office in Middlesex County, and a loan production office in Richmond, Virginia, the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration as well as financial planning, investment services, management of IRAs and other investment accounts.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com.

This report contains statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regularity climate, monetary and fiscal policies of the U. S. Government, including policies of the U. S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, acquisitions and dispositions, and accounting principles, polices and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made.